Exhibit 99.1

Staffing 360 Solutions, Inc. Settles Remaining Deferred Consideration from the Acquisition of firstPRO at 50% Discount to its Face Value

NEW YORK, March 5, 2019 – Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom, today announced that it had come to an agreement with the seller of firstPRO, its professional staffing operation in Atlanta, Georgia, to settle $2.158 million of remaining deferred consideration for a total of $1.125 million in full and final settlement. Funds for this transaction were available from the proceeds raised in the Company’s recent equity offering. Additionally, the license to use the firstPRO name, which would have expired in September 2019, has been extended in perpetuity. The transaction is expected to result in an income gain of approximately $840,000 in the first quarter.

Brendan Flood, Chairman and CEO of Staffing 360 Solutions Inc., stated, “This settlement is a strong economic and operational gain for us. The continued use of the firstPRO trademark indefinitely is a boost to our team in Atlanta, Georgia, and the settlement of the deferred consideration means a reduction of $1.033 million in cash outflows over the next eighteen months and a positive use of the proceeds from the equity offering.”

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive its annual profitable revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability consummate additional acquisitions and successfully integrate newly acquired companies, to organically grow our business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
+1 818.379.8500 harvey@bibimac.com